File No. 333-75250

                               U.S.$10,000,000,000
                      GENERAL MOTORS ACCEPTANCE CORPORATION
                                 SMARTNOTES(SM)
             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE

      Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

    The Agents have advised GMAC that they may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the notes has been established.

Pricing Supplement No. 35                            Trade Date:     09/19/2002
(To Prospectus dated January 18, 2002)               Issue Date:     09/24/2002

The date of this Pricing Supplement is September 19, 2002

    CUSIP         Stated
     or           Interest                   Price to
Common Code       Rate          Maturity     Public 1     Reallowance
-----------       --------      --------     --------     -----------
 37042 GF27       3.750%        03/15/2004    100%        0.1250%
 37042 GF35       4.500%        09/15/2004    100%        0.3000%
 37042 GF43       5.000%        09/15/2005    100%        0.4500%
 37042 GF50       5.600%        09/15/2007    100%        0.7500%
 37042 GF68       6.750%        09/15/2012    100%        1.1000%
 37042 GF76       7.250%        09/15/2017    100%        1.6000%

Payment           Survivor's                 Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Semi-Annual          Yes            No
Quarterly            Yes            No
Semi-Annual          Yes            No
Monthly              Yes            No
Semi-Annual          Yes            Yes      Callable at 100% on 09/15/2005 and
                                             every coupon date thereafter
Semi-Annual          Yes            Yes      Callable at 100% on 09/15/2006 and
                                             every coupon date thereafter

1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.
                            Per Note             Total
                            --------             -----

Public Offering Price ..... 100.00%              $10,000,000,000

Agents' Discounts
  and Concessions ......... .20%-2.50%           $20,000,000-$250,000,000

Proceeds, before
expenses, to General
Motors Acceptance
Corporation ............... 97.50%-99.80%        $9,750,000,000-$9,980,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               __________________

ABN AMRO FINANCIAL SERVICES, INC.
    A.G. EDWARDS & SONS, INC.
        EDWARD JONES & CO., L.P.
            FIDELITY CAPITAL MARKETS
                a division of National Financial Services LLC
                    MERRILL LYNCH & CO.
                         MORGAN STANLEY
                             PRUDENTIAL SECURITIES
                                 SALOMON SMITH BARNEY
                                     CHARLES SCHWAB & CO. INC.
                                            USB PAINEWEBBER INC.

                                January 18, 2002